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Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2022 Net Earnings of $2.05 Billion, Adjusted EBITDA of $3.60 Billion
Strong Operational Performance and Wide Energy Spreads Drive Record Results

DEERFIELD, IL—August 1, 2022—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first half and second quarter ended June 30, 2022.

Highlights
•First half net earnings of $2.05 billion(1), or $9.78 per diluted share and EBITDA(2) of $3.47 billion, which include the impact of pre-tax restructuring charges of $162 million related to the Company’s UK operations; adjusted EBITDA(2) of $3.60 billion
•Second quarter net earnings of $1.17 billion(1), or $5.58 per diluted share, and EBITDA(2) of $1.80 billion, which include the impact of pre-tax restructuring charges of $162 million related to the Company’s UK operations; adjusted EBITDA(2) of $1.95 billion
•Trailing twelve months net cash from operating activities of $4.45 billion, free cash flow(3) of $3.61 billion
•Repurchased approximately 6.6 million shares for $590 million during the first half of 2022
•CF Industries and Mitsui & Co., Ltd. have signed a joint development agreement for the companies’ proposed export-oriented greenfield ammonia production facility in the United States to produce blue ammonia

“The CF Industries team delivered a strong operational performance and leveraged our manufacturing and logistics flexibility to drive outstanding results in the first half of 2022, despite weather-related challenges during the North American planting and fertilizer application season,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We continue to believe it will take several years to replenish global grains stocks, underscoring the critical role CF Industries plays supplying nutrients to farmers around the world during a period when marginal producers in Europe and Asia face production curtailments due to historically high natural gas prices.”

Nitrogen Market Outlook

Management expects the global nitrogen supply-demand balance to remain tight for the foreseeable future, underpinned by resilient agricultural-led demand and uncertainty about global production and export supply availability. Additionally, energy spreads between low-cost producers and marginal production in Europe and Asia are projected to remain historically wide.

The need to replenish global grains stocks is expected to support continued positive demand for nitrogen products. Based on U.S. Department of Agriculture data, global grains stocks-to-use ratios for 2022/2023 are forecast to be similar to those of 2021/2022, which should sustain continued strength for global grains prices, incentivizing nitrogen fertilizer application.

The outlook for global nitrogen supply availability remains challenged due to high natural gas costs in Europe and Asia, which have been exacerbated by uncertainty about the future of natural gas flows from Russia and the knock-on effect of greater competition for liquefied natural gas cargoes. The resulting high production costs are likely to result in lower ammonia production in these regions, though management believes that production facilities in Europe and Asia that can import ammonia may be able to continue to manufacture upgraded products profitably.

Energy differentials for Europe and Asia compared to low-cost regions remain significant. This has steepened the global nitrogen cost curve and increased margin opportunities for low-cost North American producers. Forward curves suggest that these favorable energy spreads will persist through 2023.

North America: Management projects corn plantings in the United States will be lower than its expectations of 91-93 million acres at the start of 2022 due to poor weather in parts of the country during the spring that affected planting decisions. Demand for nitrogen for industrial use in the region continues to be led by mining activity.

India: India is expected to tender on a regular basis into 2023 as increased domestic production is unlikely to fully meet increased demand as farmers maximize grain production. Annual imports for 2022 are projected to be in the range of 8 million metric tons, with approximately 3.7 million metric tons of urea secured via the tender process from January 2022 through July 2022. Total imports are expected to be below recent record years but keep the country as the world’s largest importer of urea, supporting global prices.

Brazil: Urea consumption in Brazil is forecast to remain strong in 2022, supported by high crop prices, expected high planted corn acres in 2022 and 2023 and improved farm incomes. Through May, urea imports to Brazil are in line with the prior year, with strong grains prices and agricultural fundamentals suggesting increased purchasing in coming months. Management believes Brazil has become a key outlet for nitrogen products from Russia at a discount to international values.

China: Urea exports from China have been sharply reduced by, and remain subject to, measures the Chinese government has implemented to promote the availability and affordability of fertilizers domestically. Management expects that full year exports will likely be in the range of 1.5-2 million metric tons, well below the three-year average.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of June 30, 2022, the 12-month rolling average recordable incident rate was 0.21 incidents per 200,000 work hours, significantly better than industry benchmarks.

Gross ammonia production for the first half and second quarter of 2022 was approximately 5.1 million tons and 2.5 million tons, respectively. Management expects production in the third quarter of 2022 will be lower than each of the first two quarters of the year as the third quarter will have the highest level of planned maintenance activities for the year. The Company continues to project that gross ammonia production for 2022 will be in the range of 9.5 to 10.0 million tons.

First Half 2022 Financial Results Overview

First Half 2022 Financial Results

For the first half of 2022, net earnings attributable to common stockholders were $2.05 billion, or $9.78 per diluted share; EBITDA was $3.47 billion; and adjusted EBITDA was $3.60 billion. These results compare to the first half of 2021 net earnings attributable to common stockholders of $397 million, or $1.83 per diluted share; EBITDA of $994 million; and adjusted EBITDA of $997 million.

Net sales in the first half of 2022 were $6.26 billion compared to $2.64 billion in the first half of 2021. Average selling prices for the first half of 2022 were higher than the first half of 2021 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes in the first half of 2022 were lower than the first half of 2021 due to unfavorable weather delaying the North American spring application season and reducing the number of acres planted as well as the impact of operations at the Company’s Ince Complex remaining halted.

Cost of sales for the first half of 2022 was higher compared to the first half of 2021 due to higher natural gas costs and the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021 not repeating.

In the first half of 2022, the average cost of natural gas reflected in the Company’s cost of sales was $6.79 per MMBtu compared to the average cost of natural gas in cost of sales of $3.24 per MMBtu in the first half of 2021.

Second Quarter 2022 Financial Results Overview

For the second quarter of 2022, net earnings attributable to common stockholders were $1.17 billion, or $5.58 per diluted share; EBITDA was $1.80 billion; and adjusted EBITDA was $1.95 billion. These results compare to 2021 net earnings attributable to common stockholders of $246 million, or $1.14 per diluted share; EBITDA of $596 million; and adjusted EBITDA of $599 million.

Net sales in the second quarter of 2022 were $3.39 billion compared to $1.59 billion in 2021. Average selling prices for 2022 were higher than 2021 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes in the second quarter of 2022 were lower than 2021 due to unfavorable weather delaying the North American spring application season and reducing the number of acres planted as well as the impact of operations at the Company’s Ince Complex remaining halted.

Cost of sales for the second quarter of 2022 was higher compared to 2021 primarily due to higher natural gas costs.

In the second quarter of 2022, the average cost of natural gas reflected in the Company’s cost of sales was $7.05 per MMBtu compared to the average cost of natural gas in cost of sales of $3.25 per MMBtu in 2021.

UK Operations Restructuring Charges

On June 8, 2022, CF Fertilisers UK, a subsidiary of CF Industries Holdings, Inc., announced proposals to restructure its operations, which include a proposal to permanently close the Company’s Ince manufacturing facility. As a result, the Company recognized restructuring charges of $162 million related to the Company’s UK operations in the second quarter of 2022, which includes asset impairment charges and a charge for post-employment benefits.

Capital Management

Capital Expenditures

Capital expenditures in the second quarter and first half of 2022 were $66 million and $129 million, respectively. Management projects capital expenditures for full year 2022 will be in a range of $500-$550 million, which includes capital expenditures related to the Company’s clean energy initiatives.

Share Repurchase Program

The Company repurchased approximately 6.6 million shares for $590 million during the first half of 2022. This included approximately 5.4 million shares repurchased for $490 million in the second quarter of 2022.

CHS Inc. Distribution

On July 31, 2022, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $371 million for the distribution period ended June 30, 2022. The distribution was paid on August 1, 2022.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue ammonia (ammonia produced with the corresponding CO2 byproduct removed through carbon capture and sequestration) and green ammonia (ammonia produced from carbon free sources).

Joint Venture with Mitsui & Co., Ltd.

CF Industries and Mitsui & Co., Ltd. have signed a joint development agreement for the companies’ proposed plans for an export-oriented greenfield ammonia production facility in the United States to produce blue ammonia. The companies expect to commence a FEED study during the second half of 2022, which typically takes 9-12 months from the start date to complete. A final investment decision is expected to occur in 2023. Construction and commissioning of a new world-scale capacity ammonia plant typically takes approximately 4 years from that point.

Enabling Blue Ammonia Production at Donaldsonville Complex

CF Industries is investing $200 million to construct a CO2 dehydration and compression facility at its Donaldsonville Complex in Louisiana to enable the transport and sequestration of the ammonia process byproduct. Engineering activities and procurement of major equipment for the facility are in progress, and modification of the site’s existing equipment to allow integration with existing operations has begun. Once the units are in service and sequestration is initiated, the Donaldsonville Complex will have the capacity to dehydrate and compress up to 2 million tons per year of CO2. At that point, the Donaldsonville Complex will be able to produce up to 1.7 million tons of blue ammonia per year.

Donaldsonville Green Ammonia Project

The Donaldsonville green ammonia project, which involves installing an electrolysis system at Donaldsonville to generate carbon-free hydrogen from water that will then be supplied to an existing ammonia plant to produce green ammonia, continues to progress. Major equipment is being fabricated and site work has begun for installation of the new electrolyzer unit and integration into Donaldsonville’s existing operations. Once complete in 2023, the project will enable the Company to produce approximately 20,000 tons per year of green ammonia.

Partnerships

In May 2022, CF Industries became a Strategic Partner of the Mærsk Mc-Kinney Møller Center for Zero Carbon Shipping, committing to a long-term strategic collaboration and contribution to the development of zero carbon technologies and solutions for the maritime industry.
___________________________________________________
(1)Certain items recognized during the first and second quarters of 2022 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$3,389	$1,588	$6,257	$2,636
Cost of sales	1,398	1,085	2,568	1,844
Gross margin	$1,991	$503	$3,689	$792
Gross margin percentage	58.7%	31.7%	59.0%	30.0%

Net earnings attributable to common stockholders	$1,165	$246	$2,048	$397
Net earnings per diluted share	$5.58	$1.14	$9.78	$1.83

EBITDA(1)	$1,795	$596	$3,470	$994
Adjusted EBITDA(1)	$1,953	$599	$3,601	$997

Tons of product sold (000s)	4,835	5,174	9,459	9,738

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$7.05	$3.25	$6.79	$3.24
Average daily market price of natural gas Henry Hub (Louisiana)	$7.40	$2.88	$6.01	$3.13
Average daily market price of natural gas National Balancing Point (United Kingdom)	$16.00	$8.90	$23.06	$7.90

Unrealized net mark-to-market gain on natural gas derivatives	$(17)	$—	$(50)	$(6)
Depreciation and amortization	$223	$243	$431	$447
Capital expenditures	$66	$110	$129	$181

Production volume by product tons (000s):
Ammonia(3)	2,470	2,232	5,083	4,711
Granular urea	1,157	968	2,231	2,152
UAN (32%)	1,633	1,628	3,498	3,317
AN	399	449	804	924
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the six months ended June 30, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce blue and green ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$1,115	$459	$1,755	$665
Cost of sales	442	333	722	413
Gross margin	$673	$126	$1,033	$252
Gross margin percentage	60.4%	27.5%	58.9%	37.9%

Sales volume by product tons (000s)	1,035	1,036	1,762	1,719
Sales volume by nutrient tons (000s)(1)	849	850	1,445	1,410

Average selling price per product ton	$1,077	$443	$996	$387
Average selling price per nutrient ton(1)	1,313	540	1,215	472

Adjusted gross margin(2):
Gross margin	$673	$126	$1,033	$252
Depreciation and amortization	50	61	84	97
Unrealized net mark-to-market gain on natural gas derivatives	(2)	—	(10)	(2)
Adjusted gross margin	$721	$187	$1,107	$347
Adjusted gross margin as a percent of net sales	64.7%	40.7%	63.1%	52.2%

Gross margin per product ton	$650	$122	$586	$147
Gross margin per nutrient ton(1)	793	148	715	179
Adjusted gross margin per product ton	697	181	628	202
Adjusted gross margin per nutrient ton(1)	849	220	766	246
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first half periods:

•Ammonia sales volume for the first half of 2022 was similar to the first half of 2021.
•Ammonia average selling prices increased for the first half of 2022 compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Ammonia adjusted gross margin per ton increased for the first half of 2022 compared to 2021 due to higher average selling prices, partially offset by the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021 not repeating, as well as higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$833	$433	$1,598	$832
Cost of sales	360	241	630	505
Gross margin	$473	$192	$968	$327
Gross margin percentage	56.8%	44.3%	60.6%	39.3%

Sales volume by product tons (000s)	1,181	1,092	2,277	2,412
Sales volume by nutrient tons (000s)(1)	544	502	1,048	1,109

Average selling price per product ton	$705	$397	$702	$345
Average selling price per nutrient ton(1)	1,531	863	1,525	750

Adjusted gross margin(2):
Gross margin	$473	$192	$968	$327
Depreciation and amortization	70	55	134	121
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—	(8)	(2)
Adjusted gross margin	$542	$247	$1,094	$446
Adjusted gross margin as a percent of net sales	65.1%	57.0%	68.5%	53.6%

Gross margin per product ton	$401	$176	$425	$136
Gross margin per nutrient ton(1)	869	382	924	295
Adjusted gross margin per product ton	459	226	480	185
Adjusted gross margin per nutrient ton(1)	996	492	1,044	402
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first half periods:

•Granular urea sales volume decreased for the first half of 2022 compared to 2021 due to lower supply availability as higher production in the first half of 2022 compared to 2021 was more than offset by significantly lower year-over-year purchased urea product tons.
•Urea average selling prices increased for the first half of 2022 compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Granular urea adjusted gross margin per ton increased for the first half of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$976	$434	$1,991	$666
Cost of sales	343	296	688	526
Gross margin	$633	$138	$1,303	$140
Gross margin percentage	64.9%	31.8%	65.4%	21.0%

Sales volume by product tons (000s)	1,626	1,949	3,454	3,463
Sales volume by nutrient tons (000s)(1)	515	612	1,091	1,088

Average selling price per product ton	$600	$223	$576	$192
Average selling price per nutrient ton(1)	1,895	709	1,825	612

Adjusted gross margin(2):
Gross margin	$633	$138	$1,303	$140
Depreciation and amortization	65	76	135	132
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(8)	(2)
Adjusted gross margin	$698	$214	$1,430	$270
Adjusted gross margin as a percent of net sales	71.5%	49.3%	71.8%	40.5%

Gross margin per product ton	$389	$71	$377	$40
Gross margin per nutrient ton(1)	1,229	225	1,194	129
Adjusted gross margin per product ton	429	110	414	78
Adjusted gross margin per nutrient ton(1)	1,355	350	1,311	248
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first half periods:

•UAN sales volume for the first half of 2022 was similar to the first half of 2021.
•UAN average selling prices increased for the first half of 2022 compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•UAN adjusted gross margin per ton increased for the first half of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$253	$136	$476	$241
Cost of sales	151	120	322	215
Gross margin	$102	$16	$154	$26
Gross margin percentage	40.3%	11.8%	32.4%	10.8%

Sales volume by product tons (000s)	436	501	864	939
Sales volume by nutrient tons (000s)(1)	149	171	295	318

Average selling price per product ton	$580	$271	$551	$257
Average selling price per nutrient ton(1)	1,698	795	1,614	758

Adjusted gross margin(2):
Gross margin	$102	$16	$154	$26
Depreciation and amortization	17	22	34	41
Unrealized net mark-to-market gain on natural gas derivatives	(11)	—	(17)	—
Adjusted gross margin	$108	$38	$171	$67
Adjusted gross margin as a percent of net sales	42.7%	27.9%	35.9%	27.8%

Gross margin per product ton	$234	$32	$178	$28
Gross margin per nutrient ton(1)	685	94	522	82
Adjusted gross margin per product ton	248	76	198	71
Adjusted gross margin per nutrient ton(1)	725	222	580	211
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first half periods:

•AN sales volume for the first half of 2022 decreased compared to 2021 due to lower supply availability as operations at the Company’s Ince Complex remained halted.
•AN average selling prices for the first half of 2022 increased compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•AN adjusted gross margin per ton increased for the first half of 2022 compared to 2021 due primarily to higher average selling prices, partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$212	$126	$437	$232
Cost of sales	102	95	206	185
Gross margin	$110	$31	$231	$47
Gross margin percentage	51.9%	24.6%	52.9%	20.3%

Sales volume by product tons (000s)	557	596	1,102	1,205
Sales volume by nutrient tons (000s)(1)	110	119	214	241

Average selling price per product ton	$381	$211	$397	$193
Average selling price per nutrient ton(1)	1,927	1,059	2,042	963

Adjusted gross margin(2):
Gross margin	$110	$31	$231	$47
Depreciation and amortization	17	23	36	45
Unrealized net mark-to-market gain on natural gas derivatives	(3)	—	(7)	—
Adjusted gross margin	$124	$54	$260	$92
Adjusted gross margin as a percent of net sales	58.5%	42.9%	59.5%	39.7%

Gross margin per product ton	$197	$52	$210	$39
Gross margin per nutrient ton(1)	1,000	261	1,079	195
Adjusted gross margin per product ton	223	91	236	76
Adjusted gross margin per nutrient ton(1)	1,127	454	1,215	382
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021 first half periods:

•Other segment sales volume for the first half of 2022 decreased compared to 2021 primarily due to lower NPK sales, partially offset by higher diesel exhaust fluid sales.
•Other average selling prices for the first half of 2022 increased compared to 2021 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Other segment adjusted gross margin per ton increased for the first half of 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

Dividend Payment

On July 14, 2022, CF Industries’ Board of Directors declared a quarterly dividend of $0.40 per common share. The dividend will be paid on August 31, 2022 to stockholders of record as of August 15, 2022.

Conference Call

CF Industries will hold a conference call to discuss its first half 2022 results at 10:00 a.m. ET on Tuesday, August 2, 2022. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for agricultural products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of severe adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cyber security; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Treasury and Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net sales	$3,389	$1,588	$6,257	$2,636
Cost of sales	1,398	1,085	2,568	1,844
Gross margin	1,991	503	3,689	792
Selling, general and administrative expenses	73	60	137	115
U.K. operations restructuring	162	—	162	—
Other operating—net	6	4	8	2
Total other operating costs and expenses	241	64	307	117
Equity in earnings of operating affiliate	28	11	54	22
Operating earnings	1,778	450	3,436	697
Interest expense	82	46	323	94
Interest income	(8)	—	(44)	—
Loss on debt extinguishment	8	—	8	6
Other non-operating—net	—	2	1	2
Earnings before income taxes	1,696	402	3,148	595
Income tax provision	357	85	758	103
Net earnings	1,339	317	2,390	492
Less: Net earnings attributable to noncontrolling interest	174	71	342	95
Net earnings attributable to common stockholders	$1,165	$246	$2,048	$397

Net earnings per share attributable to common stockholders:
Basic	$5.59	$1.14	$9.83	$1.84
Diluted	$5.58	$1.14	$9.78	$1.83
Weighted-average common shares outstanding:
Basic	208.2	215.5	208.4	215.2
Diluted	208.9	216.6	209.4	216.3

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2022	December 31, 2021
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,370	$1,628
Accounts receivable—net	724	497
Inventories	497	408
Prepaid income taxes	72	4
Other current assets	75	56
Total current assets	3,738	2,593
Property, plant and equipment—net	6,622	7,081
Investment in affiliate	79	82
Goodwill	2,090	2,091
Operating lease right-of-use assets	227	243
Other assets	667	285
Total assets	$13,423	$12,375

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$806	$565
Income taxes payable	103	24
Customer advances	72	700
Current operating lease liabilities	87	89
Other current liabilities	29	54
Total current liabilities	1,097	1,432
Long-term debt, net of current maturities	2,964	3,465
Deferred income taxes	1,025	1,029
Operating lease liabilities	147	162
Other liabilities	676	251
Equity:
Stockholders’ equity	4,589	3,206
Noncontrolling interest	2,925	2,830
Total equity	7,514	6,036
Total liabilities and equity	$13,423	$12,375

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(in millions)
Operating Activities:
Net earnings	$1,339	$317	$2,390	$492
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	223	243	431	447
Deferred income taxes	2	(19)	—	(31)
Stock-based compensation expense	12	8	22	16
Loss on debt extinguishment	8	—	8	6
Unrealized net gain on natural gas derivatives	(17)	—	(50)	(6)
Unrealized loss on embedded derivative	—	2	—	2
U.K. operations restructuring asset impairment	152	—	152	—
Gain on sale of emission credits	(3)	—	(3)	—
Loss on disposal of property, plant and equipment	—	1	—	2
Undistributed (earnings) loss of affiliate—net of taxes	(1)	8	(3)	(4)
Changes in:
Accounts receivable—net	(54)	(130)	(239)	(137)
Inventories	(33)	79	(99)	(9)
Accrued and prepaid income taxes	(375)	(78)	12	—
Accounts payable and accrued expenses	147	49	223	85
Customer advances	(526)	(332)	(628)	(121)
Other—net	15	(20)	64	(36)
Net cash provided by operating activities	889	128	2,280	706
Investing Activities:
Additions to property, plant and equipment	(66)	(110)	(129)	(181)
Proceeds from sale of property, plant and equipment	—	—	1	—
Distributions received from unconsolidated affiliate	4	—	4	—
Purchase of investments held in nonqualified employee benefit trust	(1)	(12)	(1)	(12)
Proceeds from sale of investments held in nonqualified employee benefit trust	1	12	1	12
Purchase of emission credits	—	—	(9)	—
Proceeds from sale of emission credits	3	—	12	—
Other—net	—	(1)	—	(1)
Net cash used in investing activities	(59)	(111)	(121)	(182)
Financing Activities:
Payments of long-term borrowings	(507)	—	(507)	(255)
Financing fees	—	—	(4)	—
Dividends paid on common stock	(83)	(65)	(147)	(130)
Distributions to noncontrolling interest	—	—	(247)	(64)
Purchases of treasury stock	(479)	—	(577)	—
Proceeds from issuances of common stock under employee stock plans	4	19	101	26
Cash paid for shares withheld for taxes	—	—	(23)	(10)
Net cash used in financing activities	(1,065)	(46)	(1,404)	(433)
Effect of exchange rate changes on cash and cash equivalents	(12)	2	(13)	3
(Decrease) increase in cash and cash equivalents	(247)	(27)	742	94
Cash and cash equivalents at beginning of period	2,617	804	1,628	683
Cash and cash equivalents at end of period	$2,370	$777	$2,370	$777

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2022	2021
	(in millions)
Net cash provided by operating activities	$4,447	$1,219
Capital expenditures	(462)	(371)
Distributions to noncontrolling interest	(377)	(150)
Free cash flow	$3,608	$698

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(in millions)
Net earnings	$1,339	$317	$2,390	$492
Less: Net earnings attributable to noncontrolling interest	(174)	(71)	(342)	(95)
Net earnings attributable to common stockholders	1,165	246	2,048	397
Interest expense—net	74	46	279	94
Income tax provision	357	85	758	103
Depreciation and amortization	223	243	431	447
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(23)	(23)	(44)	(45)
Loan fee amortization(1)	(1)	(1)	(2)	(2)
EBITDA	1,795	596	3,470	994
Unrealized net mark-to-market gain on natural gas derivatives	(17)	—	(50)	(6)
Loss on foreign currency transactions, including intercompany loans	5	3	11	3
U.K. operations restructuring	162	—	162	—
Loss on debt extinguishment	8	—	8	6
Total adjustments	158	3	131	3
Adjusted EBITDA	$1,953	$599	$3,601	$997

Net sales	$3,389	$1,588	$6,257	$2,636
Tons of product sold (000s)	4,835	5,174	9,459	9,738

Net earnings attributable to common stockholders per ton	$240.95	$47.55	$216.51	$40.77
EBITDA per ton	$371.25	$115.19	$366.85	$102.07
Adjusted EBITDA per ton	$403.93	$115.77	$380.70	$102.38

_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three and six months ended June 30, 2022 and 2021, certain items impacted our financial results. The following table outlines these items that impacted the comparability of our financial results during these periods. During the three months ended June 30, 2022 and 2021, we reported net earnings attributable to common stockholders of $1.17 billion and $246 million, respectively. During the six months ended June 30, 2022 and 2021, we reported net earnings attributable to common stockholders of $2.05 billion and $397 million, respectively.

	Three months ended June 30,				Six months ended June 30,
	2022		2021		2022		2021
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(17)	$(13)	$—	$—	$(50)	$(38)	$(6)	$(5)
Loss on foreign currency transactions, including intercompany loans(2)	5	3	3	3	11	8	3	3
U.K. operations restructuring	162	123	—	—	162	123	—	—
Canada Revenue Agency Competent Authority Matter and Transfer pricing reserves:
Interest expense	30	30	—	—	228	226	—	—
Interest income	(2)	(1)			(38)	(29)	—	—
Income tax provision(3)	—	(20)	—	—	—	52	—	—
Loss on debt extinguishment	8	6	—	—	8	6	6	5
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)For the three months ended June 30, 2022, amount represents the combined impact of these tax matters of $19 million of income tax benefit less $1 million of income tax provision on the related interest. For the six months ended June 30, 2022, amount represents the combined impact of these tax matters of $59 million less a net $7 million of income tax provision on the related interest.